UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BARNABUS ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0370750 (I.R.S. Employer Identification No.)
1500 Hornby Street, Suite 2006, Vancouver, British Columbia, Canada V6Z 2R1 (Address of Registrant's principal executive offices, including Zip Code)
2004 Consultant Compensation Plan (Full title of the plan)
Eh? Clerical Services Inc. 3990 Warren Way, Reno, Nevada 89509 (Name and address of agent for service)
(775) 338-2598 Telephone number, including area code, of agent for service)
Copies of all communications to: David Smalley Fraser and Company 999 West Hastings Street, Suite 1200 Vancouver, British Columbia V6C 2W2 (604) 669-5244

Calculation Of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common	9,771,000	$0.46	$4,494,660.00	$569.47

(1)   Consists of shares to be issued pursuant to the 2004 Consultant Compensation Plan.

(2)   Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the bid and asked price reported on September 22, 2004, as reported on the NASD OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

PROSPECTUS

BARNABUS ENTERPRISES LTD.

9,771,000 Shares Of Common Stock

This prospectus relates to the offer and sale by Barnabus Enterprises Ltd., a Nevada corporation (the "Company"), of up to 9,771,000 shares of its $.001 par value per share common stock to certain outside consultants (the "Consultants") pursuant to the Company's 2004 Consultant Compensation Plan (the "2004 Consultant's Stock Plan") that has been approved by the board of directors of the Company, on September 23, 2004. Pursuant to the 2004 Consultant's Stock Plan, as payment for services rendered, the Company is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the 2004 Consultant's Stock Plan, up to 9,771,000 shares of common stock.

The common stock is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Consultants that are deemed to be our affiliates. Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933 (the "Securities Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An "affiliate" of Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "BBSE".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 23, 2004

This prospectus is part of a registration statement which was filed and became effective under the Securities Act, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Victoria Chen, President, 1500 Hornby Street, Suite 2006, Vancouver, British Columbia, Canada V6Z 2R1. The Company's telephone number is (604) 899-8888.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

Item 1. Plan Information.

The Company

The Company has its principal executive offices at 1500 Hornby Street, Suite 2006, Vancouver, British Columbia, Canada V6Z 2R1. The Company's telephone number is (604) 899-8888.

Purpose

The Company will issue common stock to certain Consultants pursuant to consulting agreements entered into between these Consultants and the Company, and pursuant to the 2004 Consultant's Stock Plan, which have been approved by the Board of Directors of the Company. The agreements and the 2004 Consultant's Stock Plan are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in our future prosperity, thereby advancing the interests of the Company, and all of our shareholders. A copy of the 2004 Consultant's Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of up to 9,771,000 shares of the common stock to the persons covered by the 2004 Consultant's Stock Plan upon effectiveness of this registration statement. In total under the 2004 Consultant's Stock Plan, the Board has authorized the possible issuance of up to 9,771,000 shares of common stock which are registered for issuance to the Consultants eligible under the 2004 Consultant's Stock Plan and that are included in this registration statement filed with the U.S. Securities and Exchange Commission.

The Consultants

The Company relies on a variety of outside or independent consultants for a variety of services from time to time. In exchange for consulting services that benefit us, we anticipate entering into agreements whereby our Consultants agree to provide their expertise and advice to the Company for the purposes set forth in their consulting agreements and we intend to compensate them for their services under the terms of the 2004 Consultant's Stock Plan by delivering shares of our common stock to them in lieu of cash compensation.

No Restrictions on Transfer

The Consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment To The Plan Participants

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment To The Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

British Columbia Residents

If the recipients of common stock under the 2004 Consultant's Stock Plan are residents of British Columbia, they have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to re-sell their shares they received from the 2004 Consultant's Stock Plan, which are being registered by this prospectus. The recipients may rely on the B.C. Securities Commission's Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the B.C. Securities Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.
(2)	The seller's residential address or registered office is in British Columbia.
(3)

A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller. This 4-month hold period does not apply to securities that a seller acquired under a director or employee stock option.

(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.
(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.
(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.
(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.
(9)	The seller has not paid any extraordinary commission or other consideration for the trade.
(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2004.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of the Company common stock, which is contained in a registration statement filed on Form SB-2, Commission file number 333-97515.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes authorizes Nevada corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Section 78.7502 provides as follows:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

The Company's bylaws authorized the indemnification of officers and directors of the Company to the full extent available under the Nevada Revised Statutes.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on September 23, 2004.
BARNABUS ENTERPRISES LTD.
By: /s/ Victoria Chen Victoria Chen, Director, President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date
/s/ Victoria Chen Victoria Chen	President, Secretary and Director	September 23, 2004
/s/ Kerry Nagy Kerry Nagy	Treasurer and Director	September 23, 2004

Index to Exhibits
Exhibit No.	Description of Exhibit
4.1	2004 Consultant Compensation Plan
5.1	Opinion of Counsel regarding legality
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Public Accountant